Exhibit 99.1

Hydra Industries Acquisition Corp. Announces Record Date for Special Meeting to Approve Business Combination with Inspired Gaming Group

NEW YORK, November 3, 2016 /PRNewswire/

Hydra Industries Acquisition Corp. ("Hydra" or the "Company") (NASDAQ: HDRA, HDRAU, HDRAW, HDRAR) announced today that its stockholders of record as of the close of business on November 9, 2016 (the “Record Date”) will be invited to attend a special meeting of stockholders to consider and vote upon a proposal to approve the previously announced business combination between Hydra and Inspired Gaming Group, a global games technology company headquartered in London, United Kingdom. The date, time and location of the special meeting will be set and announced at a later time. Only holders of record of Hydra’s common stock at the close of business on November 9, 2016 will be entitled to notice of, and to vote at the special meeting and any adjournments or postponements thereof. The full special meeting agenda will be included in Hydra’s definitive proxy statement, which will be mailed to all stockholders of record as of the Record Date.

Additional Information About the Transaction and Where to Find It

Hydra filed an amended preliminary proxy statement with the SEC on November 1, 2016 in connection with the proposed business combination. Stockholders are urged to read the preliminary proxy statement and amendments thereto, and, once available, the definitive proxy statement. Hydra's SEC filings, including the preliminary proxy statement, can be obtained without charge on the SEC's website at www.sec.gov and on Hydra's website at www.hydraspac.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements concerning the potential business combination. These statements are based on Hydra’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Hydra’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in Hydra’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov and on Hydra’s website at www.hydraspac.com.

About Inspired Gaming Group

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and server-based gaming systems with associated terminals and digital content to regulated betting and gaming operators around the world. Inspired currently operates more than 25,000 digital gaming terminals and supplies its Virtual Sports products in more than 30,000 venues and on over 200 websites in 30 countries. Inspired employs over 800 employees in the UK and elsewhere, developing and operating digital games and networks.

Additional information can be found at www.inspiredgaminggroup.com

About Hydra Industries Acquisition Corp.

Hydra is a blank check company formed for the purpose of effecting a merger or other business combination with a target company. Hydra was founded by gaming industry veteran Lorne Weil and raised $80 million on October 29, 2014 in its Initial Public Offering. In addition, Macquarie Capital co-sponsored Hydra’s efforts to source acquisitions and provided a $20 million forward equity commitment which, with Hydra’s existing cash in trust, will be used to fund the proposed transaction.

Additional information can be found at www.hydraspac.com.

About Macquarie and Macquarie Capital

Macquarie Group ("Macquarie") is a global provider of banking, financial, advisory, investment and funds management services. Macquarie's main business focus is making returns by providing a diversified range of services to clients. Macquarie acts on behalf of institutional, corporate and retail clients and counterparties around the world. Founded in 1969, Macquarie operates in more than 70 office locations in 28 countries. Macquarie employs approximately 14,000 people and has assets under management of over $367.4 billion (as of March 31, 2016).

Macquarie Capital comprises Macquarie Group's corporate advisory, capital markets and principal investing capabilities. Macquarie Capital's expertise spans a variety of industry sectors, including telecommunications, media, entertainment, gaming, financial institutions, industrials, energy, resources, real estate, infrastructure, utilities and renewables.

The Company and its directors and executive officers may be deemed to be participants in a solicitation of proxies for a special meeting of stockholders to be held to approve the proposed business combination. Information regarding the Company's directors and executive officers is available in its Form 10-K for the year ended December 31, 2015 filed with the U.S. Securities and Exchange Commission. No person other than the Company has been authorized to give any information or to make any representations on behalf of the Company in connection with the proposed business combination, and if given or made, such other information or representations must not be relied upon as having been made or authorized by the Company.

Contact:

George Peng

Chief Financial Officer

(646) 565-6940